BANCO ITAU S.A.
CNPJ. 60.701.190/0001-04     A Publicly Held Company          NIRE. 35300023978

                   Authorized Capital: 200,000,000,000 shares
  Subscribed and Paid in Capital: R$ 4,260,500,000.00 - 113,451,148,264 shares

                      MEETING OF THE ADMINISTRATIVE COUNCIL
                                OF AUGUST 5 2002

         On August 5, 2002, the Administrative Council of BANCO ITAU S.A., met at its head office under the presidency of Dr. Olavo Egydio Setubal for the purpose of examining the appointment to a position of Senior Managing Director.

         Having examined the provisions of article 8, 8.1, of the company's articles of association and the evidential documents indicating compliance with the prior conditions for eligibility pursuant to articles 146 and 147 of the Law 6404/76, the Resolution 2645/99 of the National Monetary Council, in Circular 2932/99 of the Central Bank of Brazil and article 3 of Instruction 367/02 of the Brazilian Securities and Exchange Commission (Comissao de Valores Mobiliarios), the Councilors unanimously decided to:

a) establish that the Board of Directors will be made up of 75 (seventy-five) appointments comprising 74 (seventy-four) persons, taking into account the accumulation of the positions of President and CEO. Within the overall Board of Directors, 20 (twenty) members will comprise the Executive Group as follows: the President, CEO, 2 (two) Senior Vice-Presidents, 7 (seven) Executive Vice-Presidents, the Legal Consultant and 8 (eight) Executive Directors, the remainder being 8 (eight) Senior Managing Directors and 47 (forty-seven) Managing Directors, all of whom will be non-members of the Executive Group;

b) elect as Senior Managing Director, LYWAL SALLES FILHO, Brazilian, married, economist, bearer of Brazilian Identity Card Number RG-IFP/RJ 1.980.299, enrolled in the Brazilian tax enrollment registration under number CPF 036.806.817-04 and domiciled in the city of Sao Paulo at Rua Boa Vista, 185
    - 9o andar, with his annual term of office to terminate on the same date as the other Directors elected on May 2, 2002, or in other words, until the inauguration of the newly elected members on the occasion of the Meeting of the Administrative Council, immediately following the Annual General Meeting of 2003.

         In conclusion, the President informed the meeting that the investiture of the Director would be formalized once the Central Bank of Brazil ratifies his election.

         Having concluded all the items on the agenda, the meeting was declared closed and the present minutes transcribed, read, approved and signed by all those present. Sao Paulo-SP, August 5, 2002. (signed) Olavo Egydio Setubal - President; Alfredo Egydio Arruda Villela Filho, Jose Carlos Moraes Abreu and Roberto Egydio Setubal - Vice-Presidents; Carlos da Camara Pestana, Henri Penchas, Jose Vilarasau Salat, Luiz Assumpcao Queiroz Guimaraes, Luiz de Moraes Barros, Maria de Lourdes Egydio Villela, Persio Arida, Roberto Teixeira da Costa and Sergio Silva de Freitas - Councilors.


                 I CERTIFY THAT THE PRESENT IS AN EXACT COPY OF
               THE ORIGINAL TRANSCRIPTION IN THE MINUTES REGISTER.
                          Sao Paulo-SP, August 5, 2002.

                             ALFREDO EGYDIO SETUBAL
                           Investor Relations Director